Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of March 14, 2022 (the “Effective Date”), by and among HollyFrontier Corporation, a Delaware corporation (“HFC”), and HF Sinclair Corporation, a Delaware corporation (“HF Sinclair”). HFC and HF Sinclair are each individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, HFC and HF Sinclair entered into that certain Business Combination Agreement, dated as of August 2, 2021 (the “Business Combination Agreement”), by and among HFC, HF Sinclair and the other parties thereto, pursuant to which, among other things, HFC become a wholly owned subsidiary of HF Sinclair;

WHEREAS, certain directors, officers and employees of HFC are parties to certain indemnification agreements with HFC pursuant to which, among other things, HFC agrees to indemnify such directors, officers and employees for liabilities incurred in their capacities as such in accordance with the terms of such agreements; (collectively, the “Indemnification Agreements”); and

WHEREAS, HFC desires to assign all of its rights, titles, benefits, privileges and interests in, and HF Sinclair desires to assume all of HFC’s obligations under, the Indemnification Agreements pursuant to the transactions contemplated in the Business Combination Agreement.

NOW, THEREFORE, in consideration of the above referenced recitals and for the mutual promises, covenants and conditions hereinafter set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Assignment and Assumption. HFC hereby assigns, sells, transfers, grants and sets over to HF Sinclair, all of HFC’s rights, titles, benefits, privileges and interests in, to and under the Indemnification Agreements (the “Assignment”), and HF Sinclair hereby accepts the Assignment and hereby agrees to assume HFC’s obligations under the Indemnification Agreements and agrees to pay, perform and discharge when due the obligations from and under the Indemnification Agreements in the same manner and to the same extent HFC would be required to pay, perform and discharge such obligations. From and after the Assignment, all references in the Indemnification Agreements to HFC shall be deemed to be references to HF Sinclair.

2. Miscellaneous.

2.1 Further Assurances. The Parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

2.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

2.3 Entire Agreement; Amendments and Waivers. This Agreement (including any schedules or exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing by or among the Parties, or any of them, is expressly canceled. This Agreement may not be amended, supplemented or changed, except in a writing signed by each of the Parties, and no provision hereof may be waived except in a writing signed by the Party against whom enforcement of any such waiver is sought.

2.4 Assignability; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

2.5 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

2.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

HOLLYFRONTIER CORPORATION

By:	/s/ Vaishali Bhatia
Name: Vaishali Bhatia
Title: Senior Vice President, General Counsel and Secretary

HF SINCLAIR CORPORATION

By:	/s/ Richard L. Voliva III
Name: Richard L. Voliva III
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Assignment and Assumption Agreement]